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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                                  FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Check this box if no longer subject to Section 16.  Form 4 or Form 5
obligations may continue See Instruction 1(b).   X-Mr. Rowack is no longer
subject to Section 16.

1.   Name and Address of Reporting Person:
        Richard Rowack, 1177 Alpine Air Way, Provo, Utah 84601

2.   Issuer Name and Ticker or Trading Symbol:
        Alpine Air Express, Inc., "ALPE"

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: March 2002

5.   If Amendment, Date of Original (Month/Year):

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     ( ) Director ( ) Officer, give title below ( ) 10% Owner (X)Other
     Title: Former Director

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year):
3. Transaction Code:    Code:
4. Securities Acquired (A) or Disposed of (D): Amount: NA
5. Amount of Securities Beneficially Owned at End of Month: 200
6. Ownership Form:  Direct (D) or Indirect (I): D
7. Nature of Indirect Beneficial Ownership:

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
1.  Title of Derivative Security: Stock Option
2.  Conversion or Exercise Price of Derivative Security: $7.50
3.  Transaction Date (Month/Day/Year):
4.  Transaction Code: NA
5.  Number of Derivative Securities Acquired (A) or Disposed of (D): NA
6.  Date Exercisable and Expiration Date (Month/Day/Year): 8/17/01-8/16/11
7.  Title and Amount of Underlying Securities: Common Stock-427 shares
8.  Price of Derivative Security: -0-
9.  Number of Derivative Securities Beneficially Owned at End of Month: 427
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I): D
11. Nature of Indirect Beneficial Ownership: NA

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Explanation of Responses:
Mr. Rowack has resigned as a director and will no longer be a reporting person under Section 16 of the Act in regards to Alpine Air Express, Inc.

Signature of Reporting Person:

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Richard Rowack
Date:     March 7, 2002